                                                                    EXHIBIT 16.2

(Letterhead of Coopers & Lybrand L.L.P.)

January 28, 1998

The Board of Directors
Tomorrow's Morning, Inc.
125 South Barrington Place
Los Angeles, CA 90049


Gentlemen:

As agreed in our letter of arrangement with Tomorrow's Morning, Inc., dated July 21, 1997, part of our ongoing services to the Company includes the performance of preissuance reviews of the Company's quarterly SEC reports. We performed such a preissuance review of the Company's September 30, 1997 Form 10QSB. As a result of our review, the Company agreed to make adjustments to its September 30, 1997 financial statements to write off certain software development and deferred advertising costs. Although the Form 10QSB should not have been filed prior to the completion of our review, management explained that as a result of a printer's error, the September 30, 1997 Form 10QSB was filed prior to the receipt of our comments and, accordingly, it was necessary for the Company to file an amendment, a Form 10QSB-A ("the Amendment"), in order to reflect the cost adjustments that we had discussed.

We were recently informed that management of Tomorrow's Morning, Inc. filed, without our knowledge, a second amendment to its September 30, 1997 Form 10QSB, a Form 10QSB-A2 ("the Second Amendment"), which changed the financial statement accounting treatment and disclosure accorded to loans receivable from Adam Linter, the Company's Chief Executive Officer and one of its major shareholders. In the Second Amendment, these loans receivable were reclassified from a deduction from stockholders equity classification to an asset classification. The effect of this reclassification was to increase the Company's reported stockholder's equity and to show total equity at an amount in excess of $1,000,000 which is currently the minimum level required for a company to maintain a listing for its stock on NASDAQ exchange.

At no time during our preissuance review of the Company's original September 30, 1997 Form 10QSB, or during our discussions of the Amendment, were we consulted by management on the accounting treatment for the shareholder loans receivable nor were we told that management believed the loans should be reclassified. In addition, the aforementioned Second Amendment was filed by management subsequent to our review of the original Form 10QSB and the Amendment without prior consultation with us and without our knowledge.

It is our understanding, based on conversations with management, that the NASD contacted the Company and made inquiries concerning the propriety of the reclassification of the shareholder loans receivable. As a result of the NASD inquiries, management informed us that the aforementioned Second Amendment was filed and has asked us to write a letter to the NASD supporting the reclassification of the shareholder loans receivable. As discussed more fully in the following paragraph, we do not agree with the Company's accounting for the shareholder loans receivable and, accordingly, will not write such a letter.

We received from management an analysis of the Company's rationale for reclassifying the shareholder loans receivable. We have evaluated the Company's position and have concluded that the shareholder loans receivable do not qualify for asset classification pursuant to generally accepted accounting principles. Accordingly, in our view, the accounting treatment and disclosure accorded to the shareholder loans receivable in the Second Amendment is inappropriate. We hereby advise the Board of Directors that the Board should direct management to immediately prepare and file another amended form 10QSB to correct the erroneous accounting treatment and disclosure for the shareholder loans receivable. In addition, the Board should perform an investigation to ascertain the facts relating to management's decision to file the aforementioned Second Amendment and should consult with legal counsel in order to determine if the filing of the Second Amendment constituted an illegal act. If so, legal counsel should be consulted to advise the Board of the Company's responsibilities for appropriate remedial actions.

As mentioned previously, an Amended Form 10QSB for September 30, 1997 must be filed immediately to correct the accounting and disclosure for the shareholder loans receivable. Please provide us with a copy of the Amended filing for our review prior to its filing. Also provide us with a copy of the filed document.



Very truly yours,

/s/ Michael J. Dutton

Michael J. Dutton
Partner